Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Array BioPharma Inc.:

We consent to the incorporation by reference in the registration statements (Form S-3 Nos. 333-189048 and 333-185599, and Form S-8 Nos. 333-186383, 333-178168, 333-171361, 333-163138, 333-158624, 333-155219, 333-139450, 333-132205, 333-100955, and 333-51348) of Array BioPharma Inc. of our reports dated August 21, 2015, with respect to the balance sheets of Array Biopharma Inc. as of June 30, 2015 and 2014, and the related statements of operations and comprehensive income (loss), stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended June 30, 2015, and the effectiveness of internal control over financial reporting as of June 30, 2015, which reports appear in the June 30, 2015 annual report on Form 10-K of Array BioPharma Inc.

/s/ KPMG LLP

Boulder, Colorado
August 21, 2015